TERMINATION AGREEMENT

Parties:	Innotrac Corporation, a Georgia corporation (the “Company”), 6655 Sugarloaf Parkway, Duluth, Georgia 30097
GSI Commerce, Inc., a Delaware corporation (“Parent”), 935 First Avenue, King of Prussia, Pennsylvania 19406
Bulldog Acquisition Corp., a Georgia corporation (“Acquisition Sub”), 935 First Avenue, King of Prussia, Pennsylvania 19406
Date:	January 28, 2009

Background

A. The parties hereto are parties to that certain Agreement and Plan of Merger dated as of October 5, 2008 (the “Merger Agreement”) providing for the merger (the “Merger”) of Acquisition Sub with and into the Company.

B. The parties desire to terminate the Merger Agreement and abandon the Merger pursuant to Section 7.1(a) of the Merger Agreement (the “Termination”).

C. The board of directors of each of Parent and the Company have approved the Termination and the execution of this Termination Agreement.

D. Capitalized terms used and not defined herein shall have the meanings set forth in Exhibit A of the Merger Agreement.

Intending To Be Legally Bound, in consideration of the mutual agreements contained herein, the parties hereto agree as follows

1. Termination. Effective as of the date hereof, the parties hereby mutually consent to the Termination pursuant to Section 7.1(a) of the Merger Agreement, and the Merger Agreement is hereby terminated and of no further force and effect.

2. Mutual Release. Each of Parent and Acquisition Sub, on the one hand, and Company, on the other hand (in such capacity, a “Releasing Party”), for itself and on behalf of its parents, subsidiaries, directors, officers, employees, representatives, agents, predecessors, successors and assigns (“Related Persons”), hereby fully releases, remises and forever discharges, and covenants not to sue, to the fullest extent permitted under applicable law, the other party (in such capacity, the “Released Party”) and its Related Persons of and from any and all actions, causes of action, suits, liabilities, obligations, debts, accountings, covenants, contracts, agreements, judgments, claims and demands of any nature, whether at law or in equity, which the Releasing Party or its Related Persons had, has or hereafter may have against the Released Party and its Related Persons arising out of and/or relating to the negotiation, execution, delivery, performance, nonperformance, breach or termination of the Merger Agreement (including, without limitation, Section 7.2 thereof), any other agreements executed in connection with the Merger Agreement, and the Merger and the other transactions contemplated thereby. Anything in this Termination Agreement to the contrary notwithstanding, the Confidentiality Agreement and this Termination Agreement each shall survive the Termination and shall not be subject to this Section 2.

3. Public Announcement. Parent and Company will issue a mutually agreed upon joint press release in the form attached hereto as Exhibit A (the “Press Release”) following the signing of this Termination Agreement with respect to this Termination Agreement and the termination of the Merger Agreement. Except as required by law or applicable listing requirements, no other press release or public statement shall be issued or made regarding the termination of the Merger Agreement by either Parent or Company without the prior written consent of the other. Notwithstanding the foregoing, both Parent and Company will be permitted to make reference to the matters addressed in this Termination Agreement or the Press Release in other press releases, public statements or required filings with the Securities and Exchange Commission, provided that such references are consistent in substance with the Press Release or are required by applicable law or listing requirements.

4. Representations and Warranties. Each of Parent and Acquisition Sub, on the one hand, and Company, on the other hand, represents and warrants to the other party that: (a) it has full power and authority to enter into this Termination Agreement and to perform its obligations hereunder, (b) this Termination Agreement has been duly authorized, executed and delivered by such party, and (c) this Termination Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

5. Expenses. All fees and expenses incurred in connection with the Merger Agreement or this Termination Agreement and the transactions contemplated by the Merger Agreement or this Termination Agreement shall be paid by the party incurring such expenses.

6. Applicable Law. This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Termination Agreement or any of the transactions contemplated by this Termination Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.

7. Entire Agreement; Counterparts; No Third Party Beneficiaries; Exchanges by Facsimile or Electronic Delivery. This Termination Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Termination Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No provision of this Termination Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Related Persons under Section 2 hereof. The exchange of a fully executed Termination Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Termination Agreement.

8. Headings. The section, paragraph and other headings contained in this Termination Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

9. Attorneys’ Fees. In any action at law or suit in equity to enforce this Termination Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Termination Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is received (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, four (4) business days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second business day after it is sent (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if confirmed within 48 hours thereafter by a signed original sent in one of the manners set forth in (a) through (c) above. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable: (i) if to Parent or Acquisition Sub: at Parent’s address stated on page one of this Termination Agreement to the attention of General Counsel (fax # (610) 265-1730), with a copy sent simultaneously to the same address, to the attention of its Chief Financial Officer (fax # (610) 265-1730), and to Francis E. Dehel, Esquire, Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103; telephone: (215) 569-5500, (fax# (215) 832-5532) and (ii) if to Company, to the address stated on page one of this Termination Agreement to the attention of the Chairman, President and Chief Executive Officer (fax # (678) 584-8950), with a copy to David A. Stockton and David M. Eaton, Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia (fax # (404) 541-3402 and (404) 541-3188, respectively).

11. Severability. Any term or provision of this Termination Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Termination Agreement.

13. Specific Performance. Each of the parties agrees that the remedy at law for any breach of the terms and conditions of this Termination Agreement by it will be inadequate and that in addition to, and not in limitation of any other remedies that any other party may have either at law or under this Termination Agreement, such other party shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Termination Agreement.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed as of the date first above written.

GSI Commerce, Inc.

By: /s/ Arthur H. Miller
Name: Arthur H. Miller
Title: Executive Vice President

Bulldog Acquisition Corp.

By: /s/ Arthur H. Miller
Name: Arthur H. Miller
Title: Executive Vice President

Innotrac Corporation

By: /s/ George M. Hare
Name: George M. Hare
Title: Senior VP and CFO